                        TACONITE PELLET SALES AGREEMENT


         THIS AGREEMENT is entered into as of the 31 day of May, 1995, but effective as of September 1, 1994 (the "Effective Date"), by and between GENEVA STEEL COMPANY, a Utah corporation ("Buyer"), with offices at 10 South Geneva Road, Vineyard, Utah 84058, and USX CORPORATION, a Delaware corporation ("Seller"), with offices at 600 Grant Street, Pittsburgh, Pennsylvania 15219.

                                   RECITALS:

         A. Buyer owns and operates the Geneva steel mill at Vineyard Utah (the "Geneva Works") which requires taconite pellets.

         B. Seller produces taconite pellets meeting the specifications set forth in the Pellet Specification Sheet, as defined herein.

         C. Buyer desires to obtain from Seller, and Seller desires to sell to Buyer, such taconite pellets on the terms and conditions set forth herein.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the agreements, terms and provisions hereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

I.       TERM

         The term of this Agreement shall commence as of the Effective Date and shall expire August 31, 1999, subject to earlier termination as provided herein.

II.      QUANTITY

         A. During the term of this Agreement, and subject to the terms and conditions of this Agreement, Seller shall sell and deliver to Buyer, and Buyer shall purchase and receive from Seller, fluxed pellets ("Fluxtac pellets") and non-fluxed pellets ("standard pellets") (hereinafter collectively referred to as "Product") in quantities as defined hereafter. Seller shall not be obligated to sell or deliver to Buyer an amount in excess of the maximum natural net tons set forth as follows for each Contract Year (the "Maximum Tons") of Product hereunder or portions of a year pro-rata, or any specific quantity of standard pellets unless, in either case, by mutual agreement of the parties. Buyer is obligated to purchase and accept delivery of not less than the minimum natural net tons set forth below for each Contract Year (the "Minimum Tons") unless by mutual consent of the parties:

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
                                                   Minimum Tons              Maximum Tons
                                                   ------------              ------------
September 1, 1994 through August 31, 1995:         2,700,000                 3,000,000

September 1, 1995 through August 31, 1996:         2,400,000                 3,000,000

September 1, 1996 through August 31, 1997:         2,160,000                 2,640,000

September 1, 1997 through August 31, 1998:         1,890,000                 2,310,000

September 1, 1998 through August 31, 1999:         1,890,000                 2,310,000


         B. For each calendar year during the term of this Agreement, Buyer shall, no later than September 1 prior to the commencement of such calendar year, provide Seller with a written statement which specifies the quantities of Product that Buyer chooses to purchase and the calendar quarter during which delivery is requested. Buyer shall make its declarations hereunder in good faith. The election statement shall become the "Annual Declaration" of quantities of Product to be purchased hereunder during said calendar year, plus or minus ten percent (10%), provided, however, that in no event on an annual basis shall Seller be obligated to provide more than the Maximum Tons nor will Buyer be relieved of its obligation to purchase the Minimum Tons. In any event, the quantity of standard pellets nominated by Buyer shall be subject to Seller's approval. If Seller declines to supply the quantity of standard pellets elected by Buyer in the Annual Declaration, it shall give written notice to Buyer within fifteen (15) days after receipt of the Annual Declaration. Such notice shall contain the quantity, if any, of standard pellets that Seller has available for supply hereunder. Within fifteen (15) days after receipt of such notice, Buyer shall have the right to submit a revised Annual Declaration which specifies the quantities of Product to be purchased hereunder consistent with the quantity of standard pellets available for purchase from Seller.

         C. On or before the first day of each December, March, June and September during the term hereof, Buyer shall submit to Seller a written requested delivery schedule specifying quantities of Fluxtac pellets and standard pellets to be delivered in the next succeeding calendar quarter, which quantities shall be the same as the quantities stated for said calendar quarter in the Annual Declaration pursuant to Article II.B. above, plus or minus ten percent (10%), provided, however, that no increase shall be made pursuant to this clause which would cause Buyer's purchases to exceed the Maximum Tons or be less than the Minimum Tons. Buyer agrees to use reasonable efforts to schedule deliveries at as uniform a rate as practicable throughout the calendar quarter. The quantities scheduled as set forth in this Article II.C. shall be





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the binding purchase and sale commitments of Buyer and Seller hereunder.

         D. If Buyer determines at any time during a calendar year that it requires Product in excess of its Annual Declaration, Buyer may, but is not required to, notify Seller in writing of such requirements and offer to fill said requirements by purchasing additional Product under this Agreement at the Product Price applicable to such Product at the time of delivery. Seller shall either accept or reject any such offer to purchase, in whole or in part, in writing within seven (7) business days. No such offer shall be a binding purchase and sale commitment hereunder of Buyer and Seller, respectively, unless confirmed in a writing executed by both Buyer and Seller.


III.     DELIVERY

         A. Subject to Article III.B. hereof, Seller shall deliver Product to Buyer F.O.B. rail car at Seller's Minnesota Ore Operations at or near Mountain Iron, Minnesota. If Seller supplies Product produced by third parties pursuant to Section IV.F hereof, such Product may be delivered F.O.B. rail car at any point on the Duluth, Missabe & Iron Range Railway that is mutually agreed upon by the parties hereto. Buyer shall arrange transportation, provide rail cars suitable for each cargo, and accept deliveries according to the Delivery Schedules.

         B. Weights used for railroad billing purposes shall be the basis upon which Buyer shall pay Seller for Product delivered hereunder, and said weights shall be presumed to be accurate as to the volumes of Product purchased hereunder unless and until either party demonstrates that they are inaccurate; provided, however, that if railroad car tare weights are used to calculate the weight used for railroad billing purposes, then Buyer shall use reasonable efforts to ensure that cars dedicated to moving Product hereunder are light weighed at least once per year.

         C. For any individual railroad cars that are loaded at Seller's Minnesota Ore Operations for Buyer as part of a unit train that do not arrive at Buyer's facility at the same time as the unit train, Seller shall assign the straggler railroad cars a weight equal to the average weight of the balance of the railroad cars within the unit train and shall invoice Buyer for the entire unit train based upon the actual weight of the railroad cars arriving at Buyer's facility and the assigned weights for the straggler railroad cars.

IV.      QUALITY





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         A.      Product delivered hereunder shall conform to the
specifications set forth in the document entitled "Quality Specifications for Minntac USS Fluxtac Pellets 060 Grade" issued by Seller for the relevant calendar year (the "Pellet Specification Sheet"). The Specification Sheet for the First Calendar Year is attached hereto and incorporated herein by reference, and the Specification Sheet for each Subsequent Calendar Year shall be attached and incorporated herein by reference when issued by Seller. In the event Seller fails to issue the Pellet Specification Sheet for any relevant calendar year, the Product delivered hereunder shall conform to the specifications in the most recently issued version the Pellet Specification Sheet. Should Seller from time to time change the quality or specifications of Product produced at its Minnesota Ore Operations for use at Seller's own steel production facilities so that Product of the specifications then being sold hereunder will no longer be produced at Seller's Minnesota Ore Operations, Seller will notify Buyer of said circumstances and make available to Buyer the pellets of revised specifications; provided, however, if the silica content of Product as specified in the Pellet Specification Sheet and being supplied hereunder is reduced below 3.6% or if any other change is made which has a material adverse effect on Buyer's operations, Buyer may, within twenty (20) days of receipt of notification of such reduction, terminate this Agreement on ninety (90) days prior written notice to Seller. Seller shall give Buyer not less than ninety (90) days written notice of any such change of quality or specifications.

         B. Seller shall retain samples of Product delivered hereunder as per standard practice of Seller and shall furnish Buyer with chemical analyses for each unit train lot shipped to Buyer and physical analyses as reasonably requested by Buyer but in no event less than on a monthly composite average basis. In the event the chemical or physical analyses performed from time to time by Buyer show a variation from the analyses furnished by Seller or from the expected analyses, and such variations cannot be reconciled on the basis of differences in moisture content or other factors, then a sample from the relevant delivery or deliveries shall be submitted to a mutually acceptable commercial testing laboratory for an independent analysis, the results of which shall be accepted as final by Seller and Buyer. Expenses related to an analysis by such commercial testing laboratory shall be shared equally by Seller and Buyer.

         C. If any delivery of Product hereunder does not conform to one or more of the minimum, maximum or range requirements of the specifications set forth in the Pellet Specification Sheet, as issued from time to time, the parties shall meet to discuss the reasons for nonconformity and a procedure for correcting the problem.





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         D.      The results of chemical and physical analyses to be furnished by Seller to Buyer shall be faxed and/or transmitted electronically to such persons or places as Buyer may from time to time direct within three (3) business days following loading of the rail cars at Mountain Iron to which the analyses relate.

         E. The physical quality, size, tumble index, and compressions of Product sold hereunder will be sampled at the 041 conveyor and reported as a plant composite by train shipment from Minntac. Low temperature breakdown and reducibility of Product sold hereunder will be reported from weekly plant composites sampled at the 041 conveyor.

         F. Seller shall have the right to deliver Product produced by third parties if (1) Buyer has approved the specifications for such Product, and (2) Buyer determines that such third party Product could have no adverse consequences to Buyer's operations, financial or otherwise.

V.       PRICE

         The purchase price to be paid by Buyer for each net ton (consisting of 2,000 pounds avoirdupois) of Product delivered hereunder (the "Product Price") shall be determined as follows:

         A. First Contract Year: From September 1, 1994 through August 31, 1995, the Product Price for Fluxtac pellets shall be $______ per natural net ton iron unit.

         B. Second Contract Year: From September 1, 1995 through the date by which Seller has shipped to Buyer 50% of the quantity of Product specified in the Annual Declaration for the Second Contract year, the Product Price for Fluxtac pellets shall be $______ per natural net ton iron unit; thereafter, through August 31, 1996, the Product Price per natural net ton iron unit for Fluxtac pellets shall be the dollar amount derived by adding the Cartier Pellets Price for 1996 to $______ and then dividing the sum by two [(1996 Cartier Price + $______)/2].

         C. Third Contract Year: From September 1, 1996 through the date by which Seller has shipped to Buyer 50% of the quantity of Product specified in the Annual Declaration for the Third Contract year, the Product Price per natural net ton iron unit for Fluxtac pellets shall be the dollar amount derived by adding the Cartier Pellets Price for 1996 to $______ and then dividing the sum by two [(1996 Cartier Price + $______)/2]; thereafter, until August 31, 1997, the Product Price per natural net ton iron unit for Fluxtac pellets shall be the dollar amount derived by adding the Cartier Pellets Price for 1997 to $______ and then dividing the sum by two [(1997 Cartier Price + $______)/2].





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
         D. Fourth Contract Year: From September 1, 1997 through the date by which Seller has shipped to Buyer 50% of the quantity of Product specified in the Annual Declaration for the Fourth Contract Year, the Product Price per natural net ton iron unit for Fluxtac pellets shall be the dollar amount derived by adding the Cartier Pellets Price for 1997 to $______ and then dividing the sum by two [(1997 Cartier Price + $______)/2]; thereafter, until August 31, 1998, the Product Price per natural net ton iron unit for Fluxtac pellets shall be the dollar amount derived by adding the Cartier Pellets Price for 1998 to $______ and then dividing the sum by two [(1998 Cartier Price + $______)/2].

         E. Fifth Contract Year: From September 1, 1998 through the date by which Seller has shipped to Buyer 50% of the quantity of Product specified in the Annual Declaration for the Fifth Contract Year, the Product Price per natural net ton iron unit for Fluxtac pellets shall be the dollar amount derived by adding the Cartier Pellets Price for 1998 to $______ and then dividing the sum by two [(1998 Cartier Price + $______)/2]; thereafter, until August 31, 1999, the Product Price per natural net ton iron unit for Fluxtac pellets shall be the dollar amount derived by adding the Cartier Pellets Price for 1999 to $______ and then dividing the sum by two [(1999 Cartier Price + $______)/2].

         F. Reconciliation: Within 30 days after the end of any contract year in which the quantity of Product actually shipped at the lower of the two Product Prices in effect during the year varies from the quantity of Product shipped at the higher Product Price, Buyer shall, in the event that more Product was shipped at the lower Product Price, pay to Seller an additional amount equal to the difference between the amount actually paid and the amount that would have been paid had 50% of the quantity of the Product been shipped at the higher Product Price, and in the event that more Product was shipped at the higher Product Price, Seller shall credit to Buyer against future purchases an amount equal to the difference between the amount actually paid and the amount that would have been paid had 50% of the quantity of Product been shipped at the lower Product Price.

         G. Definition: For the purpose of this Section V, the term "Cartier Pellets Price" means the iron ore price for Cartier Pellets (of the grade and quality for which the price is currently published) F.O.B. Port Cartier converted to net tons, as such price is set forth in the first issue of the Skillings' Mining Review following Quebec Cartier Mining Company's price settlement with its European Customers during said Contract Year. In the event that the Skillings' Mining Review ceases to be published or the Cartier Pellets Price ceases to be published therein, the Product Price for Product delivered pursuant to this Agreement for the Contract Year in question shall be that price for such Product as is reasonably determined and agreed upon by the parties hereto.





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         H.      Standard Pellets:  The Product Price for standard pellets
delivered hereunder shall be the Product Price per net ton iron unit for Fluxtac pellets for the applicable portion of the then current Contract Year multiplied by a factor of ____ rounded to four (4) decimal places. For example, the price of standard pellets on September 1, 1994 is $______ x ___ = $______ per net ton iron unit.


VI.      PAYMENT

         A. Seller shall invoice Buyer semi-monthly for each shipment of Product hereunder. Invoices shall be faxed to Buyer. Each invoice shall be for all unbilled Product that has been delivered to Buyer prior to such invoice date. Buyer shall pay Seller by wire transfer of funds due hereunder to Seller within twenty-three (23) days following receipt of such invoice. Such wire transfers shall be made to an account to be designated by Seller from time to time by written notice to Buyer. Invoices sent during any Contract Year before the Product Prices are available shall reflect the Product Prices in effect immediately preceding the date in which a new Product Price would become effective. When the Product Prices for such Contract Year become available, Seller shall issue an invoice for any balance due as a result of a price increase or issue a credit for any overpayment due to a price decrease. Interest shall accrue on all past due payments daily at the rate of twelve percent (12%) per annum.

         B. Buyer agrees to furnish to Seller such publicly released financial information pertaining to Buyer as may be reasonably requested from time to time by Seller, such as monthly and quarterly balance sheets and profit and loss statements and audited year-end financial statements to reasonably assure Seller of Buyer's continuing ability to comply with its payment obligations under this Agreement. If reasonable grounds exist that Buyer does not have the ability to comply with its payment obligations hereunder, Seller may in writing demand and Buyer shall provide to Seller adequate assurance of due performance of such obligations.

VII.     USE OF PRODUCT

         Buyer represents that the Product purchased hereunder is intended primarily for consumption at a plant which it owns or in which it or one of its subsidiaries has an interest and not for resale to third parties.

VIII.    FORCE MAJEURE

         Each of the parties hereto shall be relieved of its obligations hereunder to the extent that it is unable to comply herewith for any cause beyond its reasonable control, including,





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without in any way limiting the generality of the foregoing, fires, explosions, acts of God, changes in environmental rules and regulations, acts of the public enemy, insurrections, riots, strikes, lockouts, labor disputes, concerted refusals to work, labor or material shortages, interruptions to transportation, shortages of transportation equipment, breakdowns of or damage to plants, equipment or facilities, or legislation. Should Seller be the party so affected, it shall have the right to apportion any available production among its customers and its needs for internal consumption in proportion to levels of deliveries in time of normal operations. Should a period of force majeure continue for more than three months, the party not asserting force majeure may then terminate this Agreement.

IX.      WAIVERS AND REMEDIES

         A. The failure of Buyer and Seller either to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provision or the relinquishment of any such right, but the same shall continue and remain in full force and effect.

         B. In no event shall either Buyer or Seller be liable to the other, by reason of a default in the performance of any of its obligations hereunder, for special damages of any kind or for consequential damages relating to damage to property, personal injury, disruptions in production, lost profits or business opportunities.

X.       DEFAULT

         A. Except with respect to any termination rights expressly provided for herein, no default by either Buyer or Seller in the performance of any of its obligations hereunder which, except for this provision, would be a legal basis for rescission or termination of this Agreement by the other party shall give or result in such right unless and until the party in default shall fail to correct the default within thirty (30) days after receiving written notice of such default from the other party or fail within said thirty (30) days to commence and diligently pursue actions to correct such default, provided that in the event diligent efforts to correct said default do not result in the default being corrected within ninety (90) days from the date written notice of the default is received, the party not in default may terminate this Agreement.

         B. In the event of default of Buyer in payment, Seller may suspend further deliveries hereunder until such default has been corrected. If such default is not corrected in a timely manner, then Seller may terminate this Agreement.





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XI.      ASSIGNMENT

         This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

XII.     TERMINATION

         This Agreement shall be terminated automatically upon Buyer permanently discontinuing operation of its Geneva Works or upon Seller permanently discontinuing operation at its Minnesota Ore Operations.

XIII.    NOTICES

         Except as otherwise provided in this Agreement, all notices under this Agreement shall be in writing and shall be deemed to have been duly given if sent postage prepaid by first class registered or certified mail, or if sent via overnight delivery service which provides confirmation of delivery, or if faxed with a duplicate copy, sent by first class mail, postage prepaid, addressed as follows:

         SELLER: USX Corporation
                 600 Grant Street - Room 2382
                 Pittsburgh, Pennsylvania 15219
                 Attention: Director - Raw Materials
                             Planning, Procurement, Distribution and
                             Sales
                 Phone:   (412) 433-3620
                 Facsimile No.: (412) 433-3624

         BUYER:  Geneva Steel Company
                 10 South Geneva Road
                 Vineyard, Utah 84058
                 Attention:  Max E. Sorenson, Senior Vice President,
                            Engineering and Technology
                 Phone:   (801) 227-9000
                 Facsimile No.: (801) 227-9198

            With a required copy to:

                 Kimball, Parr, Waddoups, Brown & Gee
                 185 South State Street, Suite 1300
                 Salt Lake City, Utah 84111
                 Attention: Roger D. Henriksen, Esq.
                 Phone:           (801) 532-7840
                 Facsimile No.: (801) 532-7750

or to any subsequent address of which either party may notify the other in writing.





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

XIV.     CHOICE OF LAW

         This Agreement shall be construed in accordance with the laws of the State of Utah, without regard to the principles therein pertaining to the conflicts of law.

XV.      FINAL AGREEMENT

         This Agreement constitutes the final and complete agreement between the parties with respect to the subject matter hereof and supersedes all prior documents, negotiations, agreements, and other communications between the parties with respect thereto, including, but not limited to, that certain Taconite Pellet Sales Agreement dated as of February 6, 1991 effective as of September 1, 1990. This Agreement may not be modified or amended except by written amendment executed by authorized representatives of both Buyer and Seller.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above-written by their duly authorized corporate officers.

                                               GENEVA STEEL COMPANY,
                                               a Utah corporation

                                               By: /s/ Max E. Sorenson
                                               ---------------------------------
                                               Max E. Sorenson
                                               Senior Vice President
                                               Engineering and Technology

                                               USX CORPORATION,
                                               a Delaware corporation

                                               By: /s/ C. C. Gedeon
                                               ---------------------------------
                                               Executive Vice President
                                               Raw Materials & Diversified
                                               Businesses





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